Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Re-Greet If Necessary)

I am calling on a recorded line regarding your current investment with the Eaton Vance Greater India Fund.

You were recently sent proxy materials for the Special Meeting of Shareholders scheduled for November 17, 2016. To date, there has been an overwhelmingly favorable response to the proposals; however the Fund has not received the number of necessary votes to meet the quorum requirements to hold the meeting.

The Board of Trustees is recommending a vote “In Favor” of all proposals but you do have the option of voting in any manner.

Would you like to vote “In Favor”, “Against”, or “Abstain”?

(Pause For Response) (Review Voting Options with Shareholder If Necessary)

If we identify any additional accounts you own with the Eaton Vance Greater India Fund before the meeting takes place, would you like to vote those accounts in the same manner as well?

(Pause For Response)

______________________________________________________________________

*Confirmation – I am recording your (Recap Voting Instructions).

 For confirmation purposes:

•

Please state your full name. (Pause)

•

According to our records, you reside in (city, state, zip code). (Pause)

•

To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)

Thank you.  You will receive written confirmation of this vote within 3 to 5 business days.  Upon receipt, please review and retain for your records.  If you should have any questions please call the toll free number listed on the confirmation.  Mr. /Ms. ___________, your vote is important and your time is greatly appreciated.  Thank you and have a good (morning, afternoon, evening.)